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RESOLVED, that the Corporation's Non-Qualified Stock Option Plan is amended by adding the following proviso to the end of the penultimate sentence of Section 4.1(d).

         ; provided, however, that if approval of stockholders has not been obtained as required by Section 5.12 at the time the Employee ceases to be employed by the Company, the Agreement may, in the discretion of the Board and subject to such conditions as the Board may determine, provide that the time periods described in clauses (1), (2) and (3) shall not begin to run until the approval of stockholders has been obtained and the time periods shall extend for up to six months or such shorter period of time as management of the Company may determine.